UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On April 1, 2013, Starboard Value LP issued the following press release:

STARBOARD DELIVERS OPEN LETTER TO SHAREHOLDERS OF TESSERA TECHNOLOGIES

Comments on Tessera’s Recent Announcements Regarding Changes in Management and the Board and Restructuring Initiatives

Believes that Announced Measures are Reactionary and are Not a Holistic Solution to Tessera’s Problems

Questions the Board’s Sudden Reversal of its Strong Support for Soon-to-be-Replaced CEO Robert Young and Former Chairman Boehlke

Cites Concerns Regarding Qualifications and Allegiances of the Three Newly-Appointed Directors, Two of Whom Have Direct Ties to Chairman Richard Hill

Announces Intent to File Revised Proxy Materials to Elect Full Slate of Six Highly Qualified Director Candidates at Upcoming 2013 Annual Meeting

NEW YORK, NY – April 1, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), one the largest shareholders of Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) with approximately 7.6% of the outstanding common stock of the Company, announced today that it has delivered an open letter to the shareholders of Tessera, the full text of which is included below:

April 1, 2013

Open Letter to Shareholders of Tessera Technologies, Inc.

Dear Fellow Shareholders:

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 7.6% of the outstanding common shares of Tessera Technologies, Inc. (“Tessera” or the “Company”), making us one of the Company’s largest shareholders.  Our interests are directly aligned with yours, and we continue to believe that there is significant value to be realized at Tessera.  We appreciate the strong words of support we have received from many of you in response to our involvement and the recent positive changes we have helped to effect at Tessera.  There is still a great deal to be accomplished and we will continue to press for actions and changes that we believe are in the best interests of all shareholders.

Since the filing of our original preliminary proxy materials on March 15, 2013, the Company has announced the following significant corporate developments:

1)
Restructuring initiatives that include exiting the camera module and lens manufacturing operations of the Company’s DigitalOptics Corporation business segment (“DOC”) and general and administrative cost reductions; and

2)
Changes in management and on the Board, including a search for a new chief executive officer to replace Robert Young, the naming of Richard Hill as the Company’s new Chairman of the Board to replace Robert Boehlke, the Board’s decision not to re-nominate Mr. Boehlke, Dr. Young, and Anthony Tether for election to the Board at the 2013 Annual Meeting (the “Annual Meeting”), and the addition of three newly-appointed, independent directors to the Board.

We believe these changes are entirely reactionary to our involvement and are being undertaken merely to attempt to appease shareholders in the midst of this election contest.  The speed of the Company’s about-face is nothing short of astonishing.  It was less than one month ago that the Board issued a letter expressing unequivocal and unanimous support for Dr. Young, and touting the Company’s “significant and strong actions to increase long-term stockholder value.”  The announced restructuring actions and pending departures of Mr. Boehlke and Dr. Young are positive events, but do not constitute a holistic solution to Tessera’s overarching problems.

Our objectives in this election contest have not changed and are very simple.  We want to set Tessera on a new path towards long-term shareholder value creation.  In order to do this, we want to compose a new board made up of the absolute best director candidates with appropriate and relevant skill sets who all have a mutual objective of creating tremendous value for the benefit of all Tessera shareholders.  During this contest, the Company is going to try to tell you that we are seeking to take control of Tessera.  We do not believe this contest is about “majority” or “control”, it is about which group of director nominees is more qualified to oversee and govern Tessera.  Shareholders require real and sweeping change on the Board, not just the appearance of change.

The proposed restructuring actions at DOC and the general and administrative cost reductions, although a step in the right direction, are too little and much too late.  For over a year now, Starboard has been arguing for the need for changes in the Company’s strategy with respect to DOC to better balance investment spending with opportunity.  Additionally, we have continually pressed for substantial cost reductions throughout the entire Company.  For most of that time frame, our requests were ignored.  It is only in the face of an imminent election contest that the Company has finally acknowledged the issues at DOC and has begun to take action.  We believe that these actions, however, will still result in significant continued losses for DOC of greater than $50 million in 2013, prior to any cash restructuring costs, and the Company has revised its commitment to shipping only “small quantities” of MEMS camera modules in 2013 versus past promises of substantial revenue and profitability in this business by the end of this year.  Further, we believe there are additional cost savings opportunities throughout the Company that are well in excess of the recently announced actions.  The DOC business has been an unmitigated disaster and expenses at Tessera remain terribly bloated.  We believe a solution to these issues requires an objective and unbiased review by new, truly independent directors with relevant experience in this industry to determine the most appropriate way to move forward and realize maximum value from these businesses.

We also have serious questions regarding the sudden flip-flop in the Board’s support for Mr. Boehlke and Dr. Young.  Recall that only a short time ago, two former Tessera directors, Kevin Rivette and John Goodrich, wrote a letter to the Board expressing their discontent with the Board’s leadership and making serious and troubling claims about the manner in which Mr. Boehlke governed the Company as Chairman.  In this letter, Messrs. Rivette and Goodrich stated their intent to resign from the Board unless Mr. Boehlke stepped down.  In what appeared to be a strong show of support for Mr. Boehlke by the other directors, the Board simply accepted the resignations of Messrs. Rivette and Goodrich without announcing an investigation of their claims or any corporate governance changes.  Similarly, less than one-month ago, after the Company publicized Starboard’s delivery of a private letter to the Board that included, among other things, questions regarding possible improper conduct by Dr. Young, the Board issued a letter in which it stated, “the Board unanimously stands behind our CEO Dr. Young.”  This appeared to be a strong show of support for Dr. Young by the Board, which we felt was surprising and irresponsible due to the Board’s apparent refusal to investigate the concerns raised in our letter.

Yet, here we are just a short time after these incidents and the Board has stripped Mr. Boehlke of his position as Chairman, announced an immediate search to replace Dr. Young as CEO, and has decided not to re-nominate either of them or current director Tether for re-election to the Board, with little, if any, explanation as to why the Board has suddenly changed its course.  Did the Board conduct an investigation of either or both of Mr. Boehlke and Dr. Young and find some form of malfeasance or wrongdoing?  Or were the Board’s actions merely taken in response to the pressure of the impending election contest in an attempt to gain support from shareholders?

Regardless of the motivation for these actions, it appears the Company now recognizes the severe need for significant change in management and the Board in order to address years of terrible performance.  In the Company’s March 25, 2013 press release, in addition to the removal of Chairman Boehlke and CEO Young, Tessera announced the naming of current board member Richard Hill as its new Chairman and appointment of three new independent directors to the Board - John Chenault, John H. F. Miner, and Christopher A. Seams.

It seems we are all now in agreement that we need a new board of directors.  Now the question is how do we select the best possible board to oversee and govern Tessera in the best interests of all shareholders?

As we assembled a slate of directors for election at the upcoming Annual Meeting, we asked ourselves what critical skills are sorely lacking on the Board.  We determined that the Company needs directors with directly relevant experience and knowledge of the Company’s intellectual property licensing business and imaging technology components business. We therefore conducted a thorough process to identify a group of individuals who could address these needs.  We leveraged our internal network of relationships and retained a tier-one executive search firm to assist us in a two-month process to interview, examine, and qualify candidates with the requisite skill sets.  We believe we have identified a world-class group of individuals with the direct experience necessary to lead Tessera towards enhanced shareholder value.  Our non-Starboard nominees include:

Tudor Brown was one of the founding members and until May 2012, President and Board Member of ARM Holdings plc, a publicly-traded, semiconductor IP and software design company based in Cambridge, UK, where he served in various positions over a career of more than twenty years.  ARM Holdings plc currently has a market value of nearly $20 billion and is one of the most successful semiconductor IP licensing companies in the world.

George Cwynar is the former President, Chief Executive Officer, and Board Member of MOSAID Technologies Incorporated, a Canadian-based leading designer and licensor of memory technology, and supplier of memory test systems to major semiconductor companies worldwide.  During his tenure at MOSAID, Mr. Cwynar managed the delicate balance between intellectual property licensing and product sales.  He is uniquely positioned to understand the complications Tessera faces by participating in both the semiconductor IP licensing business and technology components business.

Thomas Lacey previously served as the President of Flextronics International’s Components Division, now Vista Point Technologies, from which Tessera acquired camera module manufacturing assets integral to its DOC business segment.  Mr. Lacey has a broad knowledge of the technology components business and has specific knowledge of elements of Tessera’s DOC business.  Earlier in his career, Mr. Lacey held various management and executive positions at Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products.

George A. Riedel previously served in various positions with Nortel Networks Corporation, where he led the sale/restructuring of various carrier and enterprise business units, and later on, led the effort to monetize the company’s remaining 6,500 patents and patent applications, culminating in the sale of its patent portfolio for $4.5 billion to a consortium which included several of the leading technology companies in the world.  This is one of the largest single transactions for intellectual property ever completed.

Donald E. Stout is a senior partner at the law firm of Antonelli, Terry, Stout & Kraus, LLP, where his legal practice has involved all facets of intellectual property licensing, litigation, and general patent work.  Mr. Stout co-founded NTP Inc., a very successful patent holding company for which he prepared the original patents and managed its patent litigation strategy, and currently serves as its Chief Strategist.

In addition to these five candidates, we intend to proceed with my nomination, as a direct representative of one of Tessera’s largest shareholders.  We feel this slate of six directors, comprised of five extremely well qualified and truly independent nominees and a direct representative of one of the Company’s largest shareholders will best serve the Company and its shareholders going forward.

In stark contrast to our highly qualified and diverse slate, we believe that the Company, in an attempt to appease shareholders during this election contest, hastily assembled a new Board made up of a combination of incumbent directors and new directors, many of whom have overlapping experiences and questionable allegiances.  The Company’s slate appears to have expertise in the semiconductor industry with little to no directly relevant experience in intellectual property licensing or the imaging technology components business.  It appears to us that none of the directors on the Company’s slate has run an intellectual property licensing business, none is a patent attorney, and none has direct experience in businesses relevant to DOC.  Tessera is primarily an intellectual property licensing company that focuses on the semiconductor industry, not a semiconductor product company.  We believe that this is an inherently different business than the semiconductor product businesses in which many of the Company’s nominees have been involved.

Further, at least two of the new directors have direct ties to the Company’s newly appointed Chairman, Richard Hill.  Mr. Chenault served in several roles at Novellus since 1991, most recently as interim CFO for a four-month period until his retirement in 2005, where he worked for Mr. Hill, who was CEO of Novellus during that time frame.  Mr. Miner currently serves on the board of directors of LSI Corporation alongside Mr. Hill.  We note that Tessera’s preliminary proxy materials state that the Company engaged an executive search firm to “assist in identifying and evaluating Messrs. Chenault, Miner and Seams as potential nominees.”  We seriously question whether a comprehensive and objective search for independent candidates with appropriate skill sets for Tessera would have resulted in the selection of these three individuals considering their experience and the fact that two of the three new directors have direct ties to the newly appointed Chairman.  Were these candidates selected because they are well suited to oversee and govern Tessera or because of their relationship with Chairman Hill?  It is this type of consolidation of power under the Chairman that became problematic under the leadership of former Chairman Boehlke.

In light of the recent changes at Tessera, it appears both the Company and Starboard now agree that a new Board is required at Tessera.  We merely disagree on the constitution of the Board.  As we approach the Annual Meeting, we ask each of you to review the qualifications of the two respective slates and determine for yourself who you believe is most qualified to represent your interests on the Board of Tessera.  Again, this is not a contest about “majority” or “control”, it is a simple question of which group of individuals is more qualified to oversee and govern Tessera.  As one of Tessera’s largest shareholders, we believe the choice is clear.

Although we have proposed and intend to move forward with a full slate of six nominees for election at the Annual Meeting, if elected, our nominees have expressed their willingness to expand the Board from six directors to nine directors to allow Tessera’s new CEO to serve on the Board and for two incumbent directors to be added back.  We believe that this result would allow Tessera to move forward under the leadership of a strong and well-qualified Board while ensuring continuity at the Company.

We hope you recognize that our intentions are sincere and our incentives are directly aligned with yours – we only want what is best for Tessera’s shareholders.  We look forward to communicating with you more over the coming weeks and months and sharing our detailed plans to create maximum value for all shareholders of Tessera.

    Best Regards,

    /s/ Peter A. Feld

    Peter A. Feld
    Managing Member
    Starboard Value

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Tudor Brown, George Cwynar, Thomas Lacey, George Riedel and Donald Stout (collectively, the “Participants”).

As of the date of this filing, Starboard V&O Fund owned directly 2,455,350 shares of common stock, $0.001 par value (the “Common Stock”), of the Company.  As of the date of this filing, Starboard LLC owned directly 545,841 shares of Common Stock.  As of the date of this filing, Starboard C LP owned directly 141,200 shares of Common Stock.  Starboard Value LP, as the investment manager of Starboard V&O Fund and of a certain managed account (the “Starboard Value LP Account”), and the Manager of Starboard LLC and Starboard C LP, may be deemed the beneficial owner of an aggregate of 4,000,000 shares of Common Stock held directly by Starboard V&O Fund, Starboard LLC and Starboard C LP and including 857,609 shares of Common Stock held in the Starboard Value LP Account.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 4,000,000 shares of Common Stock held directly by Starboard V&O Fund, Starboard LLC and Starboard C LP and held in the Starboard Value LP Account.  As of the date of this filing, Mr. Brown directly owned 600 shares of Common Stock, Mr. Cwynar directly owned 580 shares of Common Stock, Mr. Lacey directly owned 500 shares of Common Stock, Mr. Riedel directly owned 1,400 shares of Common Stock and Mr. Stout directly owned 581 shares of Common Stock.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants.  Each of the Participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.